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                            News Communications, Inc.
                           2 Park Avenue, Suite. 1405
                               New York, NY 10016

Phone (212) 689-2500                                  Fax (212) 689-4018


Steven A. Farbman
President and Chief Executive Officer


                                        November 21, 2000


Mr. Paul Mastronardi
34 Hawthorne Avenue
Floral Park, NY  11001

Dear Paul:

         This letter is to confirm the agreement between you and News Communications, Inc. concerning the terms of your employment with News Communications. This letter agreement amends and supplements the terms of the Offer Letter (the "Offer Letter"), dated August 5, 1999, between you and News Communications (a copy of which is attached hereto).

         In recognition of, and as an incentive to induce you to maintain, your continued commitment to the company, News Communications agrees, on the terms and subject to the conditions set forth in this Agreement, as follows:

         1. Stay-Put Bonus. If a Trigger Event occurs and you are employed by News Communications on the Potential Trigger Event Date, News Communications shall pay to you, as a bonus (the "Stay-Put Bonus"), in a lump sum less applicable deductions, an amount equal to the greater of fifty percent (50%) of your base salary in effect on the Trigger Date or $75,000, unless:

         (i) before the Payment Date (as defined below), your employment is terminated for Cause, or

         (ii) after the date of a Potential Trigger Event, you voluntarily terminate your employment other than as a result of the assignment to you of duties which are inconsistent with those of a senior financial officer, a decrease in your base salary, a material adverse change in the benefits available to you, or a requirement that you relocate to a place of business outside of a 50 mile radius of New York County.





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The Stay-Put Bonus shall be paid on the 90th day after the Trigger Date unless the Trigger Event does not involve the sale of all of the assets of News Communications and/or the stock of all of the subsidiaries of New
Communications, in which case the Stay-Put Bonus shall be paid on the 10th day after the Trigger Date (the date of payment of the Stay-Put Bonus is referred to herein as the "Payment Date").

         2. Severance. The paragraph titled "Severance" in the Offer Letter is hereby deleted in its entirety and replaced with the following:

         "Although your employment is for no definite term, in the event that your employment is terminated by News Communications other than by reason of your death, disability or for Cause or you voluntarily terminate your employment after the Payment Date, you will receive a severance payment equal to six (6) months of your Base Salary in effect at the time of your termination. If your employment is terminated as a result of death or disability or by News Communications for Cause, you will receive only what is paid to employees of News Communications generally. No severance shall be paid if you voluntarily terminate your employment with News Communications before the Payment Date."

         3. Release. In order to receive the payments provided in this letter, you will be required to execute a general release in favor of News Communications, in form and substance reasonably satisfactory to News Communications.

         4. Certain Definitions. As used herein, the following terms shall have the following meanings:

         "Cause" shall mean any one or more of: (i) you breach or fail to comply with any of the material terms of any agreement between you and News Communications; (ii) you continually fail to perform your material duties assigned to you from time to time which are consistent with the position of Chief Financial Officer; (iii) you engage in gross negligence or willful misconduct in connection with or arising out of the performance of your duties as Chief Financial Officer, including, without limitation, the misappropriation of funds; (iv) you are repeatedly under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of your duties as Chief Financial Officer, or while under the influence of such drugs or alcohol, you engage in grossly inappropriate conduct during the performance of your duties as Chief Financial Officer; (v) you engage in behavior that would constitute grounds for liability for sexual harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines, the New York State Division of Human Rights and or any other applicable state regulatory body) or other egregious conduct violative of laws governing the workplace; or (vi) you commit any act of fraud, larceny, misappropriation of funds or embezzlement or you are convicted of a felony or a crime of moral depravity; provided, however, that (A) in the case of clauses (i), (ii) and
(iii) above, you shall receive thirty (30) days' advance written notice that the Board of Directors of News Communications intends to meet to consider your termination for Cause and specifying the actions constituting Cause, you shall have the









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opportunity to cure the conduct constituting Cause during such thirty (30) day period and/or you shall be given a reasonable opportunity to be heard by the Board on the issue prior to the Board's vote on the matter, (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for News Communications shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of News Communications, and (C) in the case of clauses
(i) or (ii) above, failure to achieve a qualitative level of performance shall not be grounds for termination for Cause.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Potential Trigger Event Date" shall mean the earliest of the date on which (i) News Communications executes one or more agreements, letters of intent or term sheets for a transaction or transactions which would result in a Trigger Event, (ii) the board of News Communications approves a transaction or series of transactions which would result in a Trigger Event, (iii) a tender offer for the Outstanding NCI Securities which would result in a Trigger Event is publicly announced or (iv) the Trigger Date.

         "Trigger Date" shall mean the date on which a Trigger Event occurs.

         "Trigger Event" shall mean the occurrence of any of the following events:

         (i) The acquisition by any Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the current principal stockholders of News Communications, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of News Communications (the "Outstanding NCI Securities") or (B) the combined voting power of the then outstanding voting securities of News Communications entitled to vote generally in the election of members of the Board or the Board of any corporate successor to the business of News Communications (the "Outstanding NCI Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Trigger Event: (1) any acquisition of securities directly from News Communications, (2) any acquisition by News Communications, or (3) any acquisition by any Person pursuant to a transaction which complies with the proviso of subsection (iii) below; or

         (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason within any period of 18 consecutive months to constitute at least a majority of such Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by News Communication's stockholders, was approved by a









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     vote of at least a majority of the members then comprising the Incumbent
     Board shall be considered as though such individual were a member of the Incumbent Board; or

         (iii) Consummation after the date hereof of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of News Communications or the acquisition of assets of another corporation (a "Business Combination"), unless, following such Business Combination, Persons who beneficially own the Outstanding NCI Securities and Outstanding NCI Voting Securities immediately before such Business Combination beneficially own more than 50% of the then Outstanding NCI Securities and the Outstanding NCI Voting Securities of the corporation resulting from such Business Combination in substantially the same proportions as their ownership of such securities immediately prior to such Business Combination; or

         (iv) Approval by the shareholders of News Communications of a complete liquidation or dissolution of News Communications.

         For purposes of this Agreement, a sale of "substantially all" of the assets of News Communications shall mean the sale by the Company of the assets or stock of any two of Capital Hill Publishing, Inc. ("CHP"), Dan's Papers Inc. ("Dan's"), Tribco Incorporated ("Tribco") or the Manhattan publications consisting of Access Network Corp., Manhattan Publishing Corp. and West Side Newspapers Corp. so long as one of the two is either Dan's or CHP.

         5. Offer Letter. Except as amended and supplemented as set forth herein, all of the terms and conditions of the Offer Letter remain in full force and effect.

         6. Amendment. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto.

         7. Successors and Assigns. This Agreement shall be binding upon News Communications and its successors and assigns.

         8. Governing law. This agreement shall be governed by, and construed, enforced, and interpreted in accordance with, the substantive laws of the State of New York, without regard to the conflicts of law provisions that may otherwise apply, and the applicable federal laws of the United States Of America.











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         Please indicate your acceptance of and agreement to the foregoing by executing the enclosed copy of this letter where indicated and returning it to me.

                                            Very truly yours,

                                            NEWS COMMUNICATIONS, INC.



                                            By: /s/ Steven Farbman
                                                -------------------------
                                                Steven A. Farbman, President


Accepted and Agreed:



/s/ Paul Mastronardi
- ----------------------
Paul Mastronardi